Exhibit 14.1   Code of Ethics


                       AMERICAN LOCKER GROUP INCORPORATED

                       Code of Business Conduct and Ethics

Introduction

     This Code of Business Conduct and Ethics (this "Code") is designed to give employees, officers and directors of the Company (collectively, "Participants") guidance in recognizing and dealing with ethical issues, provide mechanisms for reporting unethical conduct and foster a culture of honesty and accountability. All Participants must conduct themselves in accordance with this Code, and violators will be subject to disciplinary action.

1.   Conflicts of interest.
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     A "Conflict  of  Interest"  occurs when an  individual's  private  interest improperly interferes with the interests of the Company. A Conflict of Interest may arise when (a) a Participant takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively, (b) a Participant, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company, (c) a Participant, or a member of his or her family, serves as a director, officer, employee or agent for a competitor of the Company, or (d) a Participant, or a member of his or her family, receives a loan (or guarantee of an obligation) from the Company.

     Conflicts of Interest are prohibited by this Code, except as provided in guidelines approved by the Board of Directors. It is impossible to list all situations or relationships that might create a Conflict of Interest. If a Participant is unsure whether a particular set of circumstances creates a Conflict of Interest, he or she should follow the procedures outlined in Section 9(a) below.

2.   Corporate Opportunities.
     -----------------------
     Participants are prohibited from taking for themselves personally business opportunities discovered through the use of corporate property, information or position without the consent of the Board of Directors. Participants may not use corporate property, information, or position for improper personal gain. Employees are prohibited from directly or indirectly competing with the Company. Participants owe a general duty to the Company to advance its interests when the opportunity to do so arises.

3.   Confidentiality.
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     Participants must maintain the confidentiality of confidential  information entrusted to them by the Company or its customers, except when disclosure is authorized by the Company's Chairman or President or mandated by applicable
laws,  rules  or  regulations.   Confidential  information  includes  non-public
information that might be of use to competitors, or whose disclosure might be harmful to the Company or its customers, if disclosed.


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4.   Fair dealing.
     ------------
     The Company strives to outperform its competition with superior performance and without the use of unethical or illegal practices. Accordingly, Participants should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors and employees. For example, Participants should not (a) give cash (or cash equivalent) gifts to any person or entity in the course of Company duty, (b) spread rumors about competitors, customers or suppliers that the Participant knows are false, (c) intentionally misrepresent the nature or quality of the Company's products and services, or (d) otherwise take unfair advantage of anyone through unfair-dealing practices.

5.   Protection and proper use of company assets.
     -------------------------------------------
     Participants should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. Company assets should not be used for non-Company business, except that incidental personal use may be permitted.

     The obligation of Participants to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

6.   Compliance with laws, rules and regulations (including insider trading laws).
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     Participants  must obey the  laws,  rules and  regulations  of the  cities, states and countries in which the Company operates, including insider trading laws. Participants must seek advice from supervisors, the Company's Chairman or President or other appropriate personnel when unsure about what is required by applicable laws, rules and regulations.

7. Special Ethical Obligations of the Chief Executive and Senior Financial Officers.
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     It  is  Company   policy  to  make  full,   fair,   accurate,   timely  and
understandable disclosure in compliance with all applicable laws, rules and regulations in all reports and documents that the Company files with, or submits
to,  the   Securities   and  Exchange   Commission   and  in  all  other  public
communications made by the Company. The Company's Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer (or persons performing similar functions) (together, "Senior Officers") are each required to abide by this policy and to promote compliance with this policy by all employees. Each Senior Officer also has the following specific responsibilities:

     o Exercise leadership in creating a culture of high ethical standards and commitment to compliance, maintain a work environment that encourages employees to raise concerns, promptly address employee compliance concerns, and act in an honest and ethical manner.

     o Promptly bring to the attention of the Company's Board of Directors any material information of which he or she becomes aware that affects the disclosures made by the Company in its public filings.


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     o Promptly  bring to the attention of the Company's  Board of Directors and
Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

     o Promptly bring to the attention of the Company's Chairman or President any information he or she may have concerning any violation of this Code by any member of management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

     o Promptly bring to the attention of the Company's Chairman or President and Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

8.   Waivers.
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     Any waiver of this Code for  executive  officers or  directors  may be made only by the Board of Directors or a committee thereof and will be promptly disclosed as required by applicable laws or stock exchange regulations.

9.  Compliance Procedures.
    ---------------------
     Participants should endeavor to promote ethical behavior and prompt and consistent action against violations of this Code.

     (a)  Questions Under the Policy.

     If a Participant is unsure whether a situation might involve a violation of this Code, he or she should seek guidance before acting. If in doubt, Participants should take the following steps:

     o Gather sufficient facts to evaluate the situation, and use common sense to determine whether unethical or illegal behavior might be involved.

     o    Discuss the situation with a supervisor.

     o Discuss the situation with the Company's Chairman or President if (i) the Participant believes that the supervisor is not an appropriate person with whom to discuss the situation or (ii) the Participant considers the supervisor's response inadequate.

     (b)  Reporting Violations.

     Participants have a duty to report violations or suspected violations of this Code or any violation, of laws, rules or regulations to the Company's Chairman or President. If a Participant's situation requires that his or her identity be kept secret, the Participant's anonymity will be protected to the extent permitted by law. It is the policy of the Company to not permit retaliation against Participants for such reports that are made in good faith.


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10.  No Rights Created
     -----------------
     This Code of Business Conduct and Ethics is a statement of certain fundamental principles, policies and procedures that govern the Company's employees, officers and directors in the conduct of the Company's business. It is not intended to and does not create any rights in any employee, customer, client, supplier, competitor, shareholder or any other person or entity.